Exhibit 10.18

24th October 2003 John Kirkham 1 Cenacle Close, West Heath Road, London NW3 7UE	Open Text UK Ltd Webster House 22 Wycombe End Beaconsfield Bucks. HP9 1 NB United Kingdom info.uk@opentext.com www.opentext. com TEL: +44 (0)1 494 679700 FAX: +44 (0)1 494 679707

Dear John

I have much pleasure in offering you the position Senior Vice President, Europe Global Services of with Open Text UK Ltd, hereafter referred to as “the Company”. In this position you will report to Kirk Roberts, EVP Worldwide Services.

DATE OF COMMENCEMENT OF EMPLOYMENT

Your employment will commence on a date to be mutually agreed.

The date that will be used for the assessment of continuous employment is the date of commencement of employment (as stated above) and no employment with a previous employer counts as part of your continuous employment with the Company.

COMPENSATION AND BENEFIT

You shall receive the salary in this Agreement together with the benefits set out in this Agreement. In addition, you may receive employee benefits according to the Company’s applicable corporate policies. You understand that unless otherwise required by law, any such benefit (including, without limitation, any bonus, motor vehicle or motor vehicle allowance, medical benefit, health or life assurance or pension plan) may be varied, enlarged, or diminished by the Company in its sole discretion from time to time on notice in writing.

Certain benefits provided by the Company will be taxable benefits and liable to income tax at rates specified by the Inland Revenue. If you need further information or advice on this or any other tax issue, you should take independent advice.

REMUNERATION

The Company will pay you a salary (“your salary”) of £160,000 per annum in twelve equal instalments. Your Salary will accrue on a daily basis and will be paid monthly in arrears by direct credit transfer to your designated bank account. The transfer will take place according to normal Company policy. Your Salary will be reviewed in line with Company policy and your Salary may be increased following such review, first review will be 12 months after your start date.

VARIABLE COMPENSATION

In addition to your Salary you may earn a yearly performance bonus of £80,000 payable quarterly, depending on your performance. Further details regarding the calculation of your bonus will be provided to you by your manager.

Registered Office: Open Text UK Ltd, Webster House, 22 Wycombe End, Beaconsfield, Bucks, HP9 1 NB.

Registered Number: 03148093    Place of registration: England and Wales.

CAR ALLOWANCE

The Company will pay you a car allowance of £700 per month. You will receive reimbursement for all petrol used on company business at the company rate, as may from time to time be applicable, for those in receipt of a car allowance. If any vehicle is to be used for Company business, it is the employee’s responsibility to take out appropriate insurance for this purpose.

STOCK OPTIONS

You will be eligible for options for 10,000 shares of Open Text stock issuable under and subject to the terms of the Open Text 1998 Stock Option Plan and which issuance is subject to approval by the Board of Directors and Open Text Shareholders. The price at which these options will be made available to you is the closing price of the shares on the trading day immediately preceding your hire date on the quotation system or stock exchange on which the greatest volume of trading of Open Text shares has occurred on such trading day. These options will vest over a four, (4), year period in the amounts as follows: 2500 on the first anniversary of your hire, 2500 on the second anniversary, 2500 on the third, and 2500 on your fourth anniversary of hire. Any and all options which have not vested as at the date of any termination of your employment with Open Text for any reason whatsoever shall as at such termination date immediately cease and terminate and be of no further force or effect whatsoever

EMPLOYEE PERFORMANCE

You shall use your best efforts to perform your work diligently, loyally, conscientiously, and with that level of skill which is appropriate to your position with the Company. You shall comply with all of the Company’s current rules, procedures and standards governing the conduct of employees and their access to and use of the Company’s property, equipment and facilities. You recognise and understand that such rules, procedures and standards may be amended, enlarged or diminished by the Company in its sole discretion from time to time.

You understand and acknowledge that you shall perform the duties of your job and that you shall perform such other, lesser, or additional duties and responsibilities as may be assigned to you from time to time by your management.

Your job may require you to undertake foreign travel for business purposes and you will be required to comply with all reasonable requests in this regard from your manager. Such travel should be approved prior to departure, and reasonable expenses will be paid, in line with current Company policy.

You recognise and agree that the Company may manage and direct its business affairs as it sees fit in its sole discretion.

NOTICE

Your employment may be terminated at any time by prior notice, in writing from the Company. The period of notice to which you are entitled from the Company is three months. You will be required to give the Company three month’s written notice of termination. The Company reserves the right to terminate your employment by payment in lieu of notice.

You agree that the amounts stated above are your entire and sole entitlement from the Company, are entirely reasonable and that you will not seek any further notice, severance pay, damages or make any other claims whatsoever against the Company of any nature or kind relating to your employment with the Company or the cessation or termination of that employment

PRIVATE MEDICAL COVER

You, your spouse and dependant children, will be provided with private medical cover, full details to be provided when you start and may be dependent on a satisfactory medical report.

SICKNESS ABSENCE

If you are absent through sickness, the Company will make payments to you in accordance with its current policy. It is important that you familiarise yourself with the reporting procedures for Sickness Absence.

PERMANENT HEALTH AND LIFE ASSURANCE

The Company will provide you with permanent health and life assurance, full details to be provided when you start and may be dependent on a satisfactory medical report.

PENSION PLAN

You will be entitled to be a member of the Company’s Group Personal Pension Plan (“the Plan”), particulars of which can be obtained from your manager. The Company will contribute 5%, of your base salary plus 5% of 50% of your on target bonus, to be matched by personal contributions. While participation in the Plan is voluntary, your membership shall be subject to the provisions thereof as may be amended from time to time. All employees are encouraged to join the scheme.

HOLIDAYS

You will be entitled to twenty-two (22) day’s holiday in each calendar year in addition to statutory holidays. These holiday days will be taken at such time as may be agreed with your manager. The Company also awards three additional Open Text days, on dates designated by the Company. The Company’s holiday year starts of 1 January of each year. A maximum of five (5) days may be carried forward to a subsequent calendar year, with the approval of your manager, and there is no entitlement to payment in lieu of any outstanding holiday during your employment.

For the year during which your employment commences or terminates, you shall be entitled to such proportion of your annual holiday entitlement as the period of your employment in such year bears to the one calendar year. Upon termination of your employment, for whatever reason, you shall, as appropriate, be entitled to either salary in lieu of any outstanding holiday entitlement or be required to pay to the Company any salary received in respect of holiday taken in excess of your proportionate holiday entitlement.

HOURS OF WORK

Your hours of work will be 37.5 per week excluding a lunch period of 60 minutes. Unless otherwise advised by your manager, you will be required to work normal business hours (9.00am – 5.30pm, Monday to Friday, excluding statutory holidays). At times it may be necessary for you to work outside these times in order to meet operational requirements and emergencies.

PLACE OF EMPLOYMENT

Your place of employment is at the Company’s offices in Beaconsfield or at some other location as the Company may direct from time to time.

SECURITY

You are required to comply with all security rules provided by the Company. You should familiarise yourself with the security regulations in your workplace.

COMPANY PROPERTY

The Company may provide you with property (including computer equipment) and you should familiarise yourself with the Company’s regulations governing their use. At any time upon the Company’s request, you shall return promptly to the Company all such property and any other property owned by the Company, including all originals and copies of any confidential information and/or work you have developed in the course of your employment.

On leaving the Company you must deliver to the Company all property, documents, software and correspondence owned by the Company or otherwise relating to the Company’s affairs, including books of instructions and references and identity passes.

PRIVATE PROPERTY

No responsibility is accepted by the Company for damage to or loss of personal property whilst it is on Company premises and employees must look after their personal belongings.

SAFETY

The Company is concerned to ensure the safety of all employees, the public and its activities. You have a legal responsibility at all times to prevent accidents by utilising safe methods of work. You are required to comply with all safety rules, as well as using health and safety equipment provided by the Company. You should familiarise yourself with the safety regulations in your workplace.

GRIEVANCE PROCEDURE

If, during the course of your employment, you have a grievance, you should in the first instance discuss the matter with your immediate line manager or supervisor. If you cannot resolve your grievance with your immediate line manager or supervisor, you have the right to require him or her to refer the matter to the next level of management for appeal.

DISCIPLINARY PROCEDURE

All employees are required to observe company rules, as well as established standards of discipline and conduct while on Company business, either at your place of work or off-site, or at any time where this may impact upon the business of the Company. This is to ensure the safety and well-being of yourself, other employees and the Company.

EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION

You agree to be bound by the terms of the Employee Confidentiality and Non-Solicitation Agreement set out in the attachment to this Agreement.

GENERAL

It is agreed that any dispute regarding or arising out of your employment with the Company, including but not limited to this Agreement and the termination of your employment with the Company shall be governed and construed according to the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

This Agreement shall be deemed to be effective as of the first day of your employment by the Company.

I look forward to you joining us. Please sign the Employee Declaration on the duplicate copy of this Agreement and return it to us as an indication of your acceptance of the Company’s offer of employment on the terms set out herein within five working days of the date of this letter. When returning your Employee Declaration, please also return the completed Personnel Details Form and the Employee Confidentiality Agreement as this will enable us to set you up on our internal systems for your start date.

Yours sincerely

Kirk Roberts
EVP, Worldwide Services

EMPLOYEE DECLARATION

I have read and accept and agree to be bound by the terms and conditions set out in this Agreement and Employee Confidentiality and Non-Solicitation Agreement.

Employee Name: John Kirkham

Employee Signature:	Date:	23/10/03